Exhibit (h)(16)

AMENDMENT TO THE

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

This AMENDMENT to the AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN (the “Amendment”) effective as of December 28, 2020 (the “Effective Date”), of the Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) to that certain Amended and Restated Shareholder Servicing Plan, dated December 30, 2016, (as in effect on the date hereof, the “Plan”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Plan allows for the provision of certain shareholder services to Portfolios of the Trust (individually referred to as “Fund” and collectively as “Funds”);

WHEREAS, the Trust wishes to enter into this Amendment to the Plan to add new series of the Trust.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Schedule A. Schedule A of the Plan is hereby deleted in its entirety and replaced with the attached Schedule A.

2.         Miscellaneous. This Amendment supplements and amends the Plan. Each reference to the Plan in the Plan (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Trust is a party, shall hereafter be construed as a reference to the Plan as amended by this Amendment. Except as provided in this Amendment, the provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Trust has caused this Amendment to the Plan to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ Bill King
Name:	Bill King
Title:	President

SCHEDULE A

to the Amended and Restated Shareholder Servicing Plan

Each of the portfolios of the Cavanal Hill Funds (the “Trust”) set forth below shall be covered by the Amended and Restated Shareholder Servicing Plan adopted by the Trust and to which this Exhibit is attached as indicated:

U.S. Treasury Fund Administrative Shares Service Shares Institutional Shares Select Shares	Ultra Short Tax-Free Income Fund A Shares No-Load Investor Shares Institutional Shares
Government Securities Money Market Fund Administrative Shares Institutional Shares Select Shares Premier Shares	Active Core Fund A Shares C Shares No-Load Investor Shares Institutional Shares
Limited Duration Fund A Shares No-Load Investor Shares Institutional Shares	Mid Cap Diverse Leadership Fund A Shares C Shares No-Load Investor Shares Institutional Shares
Moderate Duration Fund A Shares No-Load Investor Shares Institutional Shares	Opportunistic Fund A Shares C Shares No-Load Investor Shares Institutional Shares
Bond Fund A Shares No-Load Investor Shares Institutional Shares	World Energy Fund A Shares C Shares No-Load Investor Shares Institutional Shares
Strategic Enhanced Yield Fund A Shares No-Load Investor Shares Institutional Shares	Hedged Income Fund A Shares No-Load Investor Shares Institutional Shares